                                                                   EXHIBIT 99.1


(TEAM HEALTH LOGO)

FOR IMMEDIATE RELEASE                        Contact:
                                             Team Health, Inc.
                                             Knoxville, Tennessee
                                             David Jones, CFO
                                             (865) 693-1000

                TEAM HEALTH ANNOUNCES THIRD QUARTER 2004 RESULTS

KNOXVILLE, TENN. - NOVEMBER 11, 2004 - Team Health, Inc. today announced results for its third quarter ended September 30, 2004.

For the third quarter of 2004, net revenue less provision for uncollectibles ("revenue less provision") decreased 1.7% to $251.0 million from $255.4 million in the third quarter of 2003. Same contract revenue less provision increased $5.2 million, or 2.5%, to $212.4 million in the third quarter of 2004 from $207.2 million for the same period of 2003. The Company reported net earnings of $3.1 million in the third quarter of 2004 compared to $9.4 million in the third quarter of 2003. During the third quarter of 2004, the Company concluded its evaluation of the carrying value of the goodwill related to its military staffing business and determined that an increase of $7.4 million was required in the period ended September 30, 2004, resulting in an impairment loss of $73.2 million for the nine months ended September 30, 2004. The adjustment of the goodwill impairment loss is based upon the completion, effective November 1, 2004, of the contract re-bidding process initiated under the military's TRICARE program and our assessment of the fair value of goodwill related to this business.

Net revenue less provision for the nine months ended September 30, 2004 increased 3.3% to $768.4 million from $743.9 million in the prior year. For the first nine months of 2004, same contract revenue less provision increased $25.9 million, or 4.5%, to $599.8 million in 2004 from $573.9 million in the same period of 2003.

During the first quarter of 2004, the Company completed a financial restructuring. A total of $16.0 million of refinancing costs and compensatory bonus expense paid in conjunction with the refinancing, along with an impairment loss in the amount of $73.2 million, resulted in the Company reporting a net loss of $52.8 million in the nine months ended September 30, 2004, compared to a net loss of $7.8 million in the nine months ended September 30, 2003.

As of September 30, 2004, Team Health had cash of $75.0 million and $75.8 million of available capacity under its revolving credit facility. Total indebtedness as of September 30, 2004 was $428.8 million. Cash flow provided by operations (after interest, taxes and changes in working capital) for the first nine months ended September 30, 2004 was $49.9 million compared to $50.4 million in 2003.

Lynn Massingale, M.D., Chief Executive Officer of Team Health said, "Effective November 1, 2004, we concluded the contract re-bidding process associated with the military's TRICARE program. As previously reported, during the transitional period, which commenced in June, the majority of the contracts to provide staffing services to the TRICARE program were subject to a re-bidding process. In certain cases, the opportunity to submit bids was limited to restricted vendor lists, small businesses or minority qualified businesses. As a result, the Company was not able to bid on all of its previously existing contracts. Despite these challenges, the Company has been able to retain existing contracts and obtain new business equal to approximately 66% of its contract revenue prior to the re-bidding process.

"During the second quarter of 2004, we determined that a portion of the goodwill related to the military staffing business was impaired and recorded an estimated goodwill impairment loss during the quarter. The initial estimate of the impairment loss was based on the results of contracts awarded to date, as well as a projection of the financial impact of estimated future awards. With the conclusion of the re-bidding process, we reevaluated the carrying value of such goodwill based upon the actual re-bidding results and concluded that an increase in the impairment loss in the amount of $7.4 million was required. This additional impairment loss was recorded during the third quarter.

"The outcome of the re-bidding process resulted in reduced revenues and operating margins within the military staffing business. Although near term profitability will be impacted, we have retained a significant portion of our previous military staffing business due to the efforts of our management team. We also believe that we are well-positioned to compete for new opportunities to provide services to the military in 2005.

"Other areas of the Company, particularly our emergency department physician staffing services, have continued to perform very well. Reduced military staffing revenues were substantially offset within other business units of the Company by modest growth in patient volumes as well as increases in net estimated revenue per billing unit of 4.7% between quarters and 5.9% for the nine months ended September 30, 2004, compared to the same period last year. Cash flow from operations remained strong and other liquidity and leverage measures continued to improve during the period.

"We are pleased to report that Mr. Greg Roth has joined the Company as President and Chief Operating Officer. Greg is a seasoned healthcare executive who has significant experience working with both hospitals and physicians during his career. Greg was President of HCA's Ambulatory Surgery Center Division until late October of this year. Greg will be a welcome addition to the Company's management team."

ABOUT TEAM HEALTH

Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 6,000 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent care and pediatric staffing and management services to over 420 civilian and military hospitals, surgical centers, imaging centers and clinics in 43 states. For more information about Team Health, visit www.teamhealth.com.

As previously announced, Team Health will hold an investor conference call at 9:00 a.m. Eastern Time on November 12, 2004. All interested parties may listen to the call by calling (877) 234-1830. A taped replay of the call will be available after 12:00 p.m. Eastern Time Friday, November 12, 2004, through midnight on November 19, 2004, by calling (800) 642-1687, access code 1330066.

Statements in this document that are not historical facts are hereby identified as "forward looking statements" for purposes of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and
Section 27A of the Securities Act of 1933 (the "Securities Act"). Team Health, Inc. (the "Company") cautions readers that such "forward looking statements", including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Moreover, the Company, through its senior management, may from time to time make "forward looking statements" about matters described herein or other matters concerning the Company. The Company disclaims any intent or obligation to update "forward looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.


                               - tables attached -

                                TEAM HEALTH, INC.
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                        ------------------
                                                         2004         2003
                                                       --------     --------
                                                            (UNAUDITED)
                                                          (IN THOUSANDS)
Net revenue                                            $392,745     $385,035
Provision for uncollectibles                            141,700      129,676
                                                       --------     --------
    Net revenue less provision for uncollectibles       251,045      255,359
Cost of services rendered
    Professional service expenses                       186,328      188,568
    Professional liability costs                         14,921       17,148
                                                       --------     --------
        Gross profit                                     49,796       49,643
General and administrative expenses                      25,889       23,130
Management fee and other expenses                           161          124
Depreciation and amortization                             3,378        5,478
Interest expense, net                                     7,349        6,075
Estimated impairment loss adjustment                      7,358           --
                                                       --------     --------

     Earnings before income taxes                         5,661       14,836
Provision for income taxes                                2,555        5,458
                                                       --------     --------
Net earnings                                              3,106        9,378
Dividends on preferred stock                                 --        3,639
                                                       --------     --------

  Net earnings attributable to common stockholders     $  3,106     $  5,739
                                                       ========     ========


                                     -more-

                                TEAM HEALTH, INC.
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                      ----------------------------
                                                         2004             2003
                                                      -----------      -----------
                                                              (UNAUDITED)
                                                             (IN THOUSANDS)
Net revenue                                           $ 1,178,778      $ 1,094,153
Provision for uncollectibles                              410,329          350,249
                                                      -----------      -----------
    Net revenue less provision for uncollectibles         768,449          743,904
Cost of services rendered
    Professional service expenses                         572,275          557,565
    Professional liability costs                           44,813           93,226
                                                      -----------      -----------
        Gross profit                                      151,361           93,113
General and administrative expenses                        74,708           69,053
Management fee and other expenses
                                                              774              378
Depreciation and amortization                              10,322           16,599
Interest expense, net                                      21,675           18,467
Refinancing costs                                          14,731               --
Impairment loss                                            73,177               --
                                                      -----------      -----------
       Loss before income taxes                           (44,026)         (11,384)
Provision (benefit) for income taxes                        8,821           (3,630)
                                                      -----------      -----------
Net loss                                                  (52,847)          (7,754)
Dividends on preferred stock                                3,602           10,800
                                                      -----------      -----------
  Net loss attributable to common stockholders        $   (56,449)     $   (18,554)
                                                      ===========      ===========

                                     -more-

                                TEAM HEALTH, INC.
                            SUPPLEMENTAL INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                           SEPTEMBER 30,  DECEMBER 31,
                                               2004          2003
                                               ----          ----
Cash and cash equivalents                     $ 75,048     $100,964
Long-term debt, including current portion      428,750      299,415
Accounts receivable, net                       154,552      167,957
Capital expenditures, year to date               4,535        8,972


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